Exhibit 99.1
PETROFLOW ENERGY LTD.
STOCK OPTION PLAN
This document sets out the terms and conditions of the Stock Option Plan (the “Plan”) of Petroflow Energy Ltd. (the “Corporation”) adopted and approved by the Board of Directors on May 26, 2006.
1.	The Plan is effective at and from June 30, 2006 subject to the approval of the TSX Venture Exchange (“TSXV”).

2.	Under the Plan, a maximum of 10% of the issued and outstanding Common Shares of the Corporation from time to time will be set aside and reserved for the granting of options (“Options”), subject to the approval of the TSXV.

3.	Options granted pursuant to the Plan shall be granted by the Board of Directors from time to time, at its sole discretion, to officers, directors, employees or consultants of the Corporation (collectively “Optionees”), provided that the Options granted to any individual Optionee other than consultants shall not exceed 5% of the issued and outstanding Common Shares of the Corporation. The aggregate number of Options granted to consultants shall not exceed 2% of the issued and outstanding shares of the Corporation and the aggregate number of Options granted to persons providing investor relations activities for the Corporation shall not exceed 2% of the issued and outstanding shares of the Corporation. No officer, director, employee or consultant of the Corporation shall have any rights to any Options hereunder except as may be specifically granted by the Board of Directors. In the case of an employee or consultant of the Corporation or Management Company Employee (as that term is defined under the TSXV Policy 4.4), the option agreement to which it is party must contain a representation of the Corporation that such employee, consultant or Management Company Employee, as the case may be, is a bona fide employee, consultant or Management Company Employee of the Corporation or any of its subsidiaries or affiliates.

4.	Options granted under the Plan may not be beneficially transferred or assigned by an Optionee. Options may be assigned to a corporation wholly owned by the Optionee, so that the beneficial ownership does not change, with the approval of the Board of Directors.

5.	The Plan and the revisions hereto are subject to the approval of the TSXV and no Options which may be granted prior to the receipt of such approval may be exercised until such approval, including shareholder approval if required, has been received.

6.	The exercise price of the Options (the “Exercise Price”) shall not be less than the Discounted Market Price (as defined in TSXV Policy 4.4).

7.	Subject to the restrictions on exercise set out in clause five above and clauses eight and nine below, upon the granting of Options hereunder to an Optionee (the “Grant Date”), the Options so granted may be exercised pursuant to such vesting schedule as the Board may from time to time impose or, as may be required by the TSXV, or under applicable securities law. The Options granted must be exercised on or before five (5) years from the Grant Date or on or before such other earlier expiry date as may be determined by the Board of Directors (the “Exercise Period”) and at the expiration of the Exercise Period any Options which have not been exercised shall expire and become null and void.

8.	Upon any Optionee (or the sole shareholder of a corporate transferee Optionee under clause 4) ceasing to be an officer, director, employee or consultant of the Corporation for any reason whatsoever, other than the death of such Optionee, including the resignation or retirement of the Optionee as an officer, director, employee or consultant of the Corporation or a subsidiary of the Corporation or the termination by the Corporation or a subsidiary of the Corporation of the employment of the Optionee, during the Exercise Period, the Option hereunder granted shall cease and terminate on the ninetieth day (90th) following the effective date of such resignation or retirement or on the ninetieth (90th) day following the date notice of termination of employment is given by the Corporation or a subsidiary of the Corporation, whether such termination is with or without reasonable notice, or at the end of the Exercise Period, whichever occurs first, and shall be of no further force or effect whatsoever as to such of the Common Shares in respect of which such Option has not been previously exercised. Notwithstanding the foregoing, Options granted to an Optionee who is engaged in investor relations activities shall expire and be of no further force or effect whatsoever the earlier of thirty (30) days after the Optionee ceases to be employed to provide investor relations activities and the end of the Exercise Period. Notwithstanding the foregoing, in the event of termination for cause, such Option shall cease and terminate immediately upon the date notice of termination for employment for cause is given by the Corporation or a subsidiary of the Corporation and shall be of no force or effect whatsoever as to such of the Common Shares in respect of which such Option has not previously been exercised.

9.	In the event of the death of an Optionee on or prior to the expiry time, all Options which the Optionee has not previously exercised shall vest immediately and may be exercised by the Optionee’s legal personal representatives at any time up to and including (but not after) a date that is one (1) year from the date of death of the Optionee, unless otherwise specified in the stock option agreement or up to the expiry time, whichever occurs first, after which date the Options shall terminate.

10.	In the event of the sale by the Corporation of all or substantially all of the property and assets of the Corporation as an entirety prior to the expiry time of an Option, such Option may be exercised, as to all or any of the Common Shares in respect of which such Option has not previously been exercised (including in respect of the right to purchase Common Shares not otherwise vested at such time), by the Participant at any time up to and including (but not after) a date thirty (30) days following the date of the completion of such sale or prior to the end of the Exercise Period of such Option, whichever is earlier.

11.	In the event the Corporation’s common shareholders receive a “take-over” bid as defined in the Securities Act (Alberta) as amended, or any successor legislation thereto, pursuant to which the “offeror” as a result of such take-over bid, if successful, would beneficially own in excess of 20% of the outstanding common shares of the Corporation, such Option may be exercised, as to all or any of the Common Shares in respect of which such Option has not previously been exercised (including in respect of Common Shares not otherwise vested at such time), by the Optionee at any time prior to the 10th day following the expiry date of the take-over bid offer.

12.	In the event, during any Exercise Period of any Options granted hereunder, of any consolidation, subdivision, redivision or change of the Common Shares of the Corporation into a greater or lesser number of shares, then such outstanding Options shall be deemed to be amended to be for such greater or lesser number of shares as would have resulted if the shares represented by such Options had been issued and outstanding at the date of such consolidation, subdivision, redivision or change, and the Exercise Price shall be deemed to be adjusted on a pro rata basis.

13.	Options granted hereunder shall be exercisable by an Optionee by delivering written notice to the Corporation specifying the number of Options being exercised and the Exercise Price, accompanied by payment in full of the Exercise Price for the number of Options for which such exercise is made. Upon receipt of such notice made in accordance with the terms and conditions of the Plan, the Corporation shall cause to be issued, and deliver to such Optionee, a certificate representing the shares for which such Options have been exercised.

14.	The granting of Options hereunder to any Optionee shall not obligate such Optionee to exercise such Options or any portion thereof.

15.	The Plan may be amended, modified or terminated by the Board of Directors of the Corporation with the approval of the TSXV; provided that disinterested shareholder approval shall be obtained for any reduction in the Exercise Price of any outstanding Options held by Optionees who are insiders of the Corporation at the time of the proposed amendment.

PETROFLOW ENERGY LTD.

/signed/ “Duncan Moodie”
Duncan Moodie, CFO and Corp. Secretary